SECURITIES LENDING AUTHORIZATION AGREEMENT

Between

WISDOMTREE TRUST

ON BEHALF OF EACH OF ITS SERIES AS LISTED ON SCHEDULE B

And

STATE STREET BANK AND TRUST COMPANY

EXHIBITS AND SCHEDULES

SCHEDULE A (Fee Split; Cash Collateral Investment)

SCHEDULE B (Funds)

SCHEDULE C (Acceptable Forms of Collateral)

SECURITIES LENDING AUTHORIZATION AGREEMENT

Agreement dated as of the 27th day of September, 2013 between Wisdom Tree Trust (the “Trust”), a registered management investment company, organized and existing under the laws of Delaware , on behalf of each of itself and each series as listed on Schedule B, severally and not jointly (each a “Fund” and collectively, the “Funds”) , and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliates (defined below) (collectively, “State Street”), setting forth the terms and conditions under which State Street is authorized to act on behalf of the Trust with respect to the lending of certain securities of the Trust held by State Street as agent, trustee or custodian.

This Agreement will become effective on a date agreed to by the parties and specified in the amendment to this agreement modifying Schedule A hereto.

This Agreement shall be deemed for all purposes to constitute a separate and discrete agreement between State Street and each Fund listed on Schedule B to this Agreement as it may be amended by the parties, and no series of shares of the Trust shall be responsible or liable for any of the obligations of any other series of the Trust under this Agreement or otherwise, notwithstanding anything to the contrary contained herein.

NOW, THEREFORE, in consideration of the mutual promises and of the mutual covenants contained herein, each of the parties hereto does hereby covenant and agree as follows:

1. Definitions. For the purposes hereof:

(a) “Agreement” means this Securities Lending Authorization Agreement, as amended, restated, supplemented or otherwise modified in accordance herewith from time to time.

(b) “Applicable Law” means the laws, rules and regulations (including income tax treaties) of any relevant jurisdiction, including published practice of any government or other taxing authority in connection with such laws, rules and regulations.

(c) “Authorized Representative” means any person who is, or State Street reasonably believes to be, authorized to act on behalf of a Fund with respect to any of the transactions contemplated by this Agreement.

(d) “Available Securities” means the securities of the Funds that are available for Loans pursuant to Section 3.

(e) “Borrower” means any of the entities to which Available Securities may be loaned under a Securities Loan Agreement, as described in Section 4.

(f) “Collateral” means cash, securities or letters of credit delivered by a Borrower to secure its obligations under a Securities Loan Agreement.

(g) “Fee Income” means fee income received from a Borrower, including negative rebates paid by a Borrower in connection with Loans, premiums in connection with non-cash Collateral and fees in connection with fee for hold or other arrangements.

(h) “Investment Manager” when used in any provision, means the person or entity that has discretionary authority over the investment of the Available Securities to which the provision applies.

(i) “Loan” means a loan of Available Securities to a Borrower.

(j) “Loaned Security” shall mean any “security” which is delivered as a Loan under a Securities Loan Agreement; provided that, if any new or different security shall be exchanged for any Loaned Security by recapitalization, merger, consolidation, or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security for which such exchange was made.

(k) “Market Value” of a security means the market value of such security (including, in the case of a Loaned Security that is a debt security, the accrued interest on such security) as determined by the independent pricing service designated by State Street, or such other independent sources as may be selected by State Street on a reasonable basis.

(l) “Net Investment Income” means income (including interest, dividends and realized capital gains) distributed in respect of the investment of cash Collateral, net of applicable fees, charges and expenses.

(m) “Obligations” means any and all liabilities and obligations of the Fund to State Street arising under or in respect of this Agreement, whether mature or unmatured, contingent or otherwise, including any obligation of the Fund to pay State Street or to reimburse State Street for any credit, advance, overdraft or other indebtedness of the Fund to State Street.

(n) “Replacement Securities” means securities of the same issuer, class, securities identifier (i.e. CUSIP, ISIN) and denomination as Loaned Securities.

(o) “Securities Loan Agreement” means the agreement between a Borrower and State Street (on behalf of the Funds) that governs Loans, as described in Section 5, as amended, restated, supplemented or otherwise modified in accordance therewith from time to time.

(p) “State Street Affiliate” means any entity that directly or indirectly through one or more intermediaries, controls State Street Bank and Trust Company or that is controlled by or is under common control with State Street Bank and Trust Company.

2. Appointment of State Street. Each Fund hereby appoints and authorizes State Street as its agent to lend Available Securities to Borrowers in accordance with the terms of this Agreement. State Street shall have the responsibility and authority, subject to the standard of care set forth in Section 12(a), to do or cause to be done all acts State Street shall determine to be desirable, necessary, or appropriate to implement and administer this securities lending program. Each Fund agrees that State Street is acting as a fully disclosed agent and not as principal in connection with the securities lending program. State Street may take action as agent of the Fund on an undisclosed or a disclosed basis. State Street is hereby authorized to request a third party bank to undertake certain custodial functions in connection with holding of the Collateral provided by a Borrower hereunder. In connection therewith, State Street may instruct said third party to establish and maintain a Borrower’s account and a State Street account wherein all Collateral, including cash, shall be maintained by said third party in accordance with the terms of a form of an arrangement which shall also be consistent with the terms hereof.

Each Fund also appoints and authorizes State Street, as its agent, to enter into fee for hold arrangements with respect to certain Available Securities. State Street, as agent, will, in return for a fee from the Borrower, hold and reserve certain Available Securities and refrain from lending such securities to any third party without the Borrower’s permission, provided, however, that the fee for hold arrangements shall not restrict or otherwise affect the Fund’s ownership rights with regard to the Available Securities. The fee from the Borrower will be allocated between State Street and the applicable Fund in accordance with Schedule A.

3. Securities to be Loaned. All of the Fund’s securities held by State Street as trustee or custodian shall be subject to this securities lending program and constitute Available Securities hereunder, except those securities, which the Fund or the Investment Manager specifically identifies herein or otherwise notifies State Street as not being Available Securities. For the avoidance of doubt, such notices to State Street may include instructions by any Fund to State Street to restrict lending its Available Securities based on certain criteria, including, but not limited to, rebate rate, spread, utilization and/or Borrower concentration limits. In the absence of any such identification herein or other notices specifically identifying securities as not being Available Securities, State Street shall have no authority or responsibility for determining whether any of the Fund’s securities should be excluded from the securities lending program.

The Trust and State Street agree that the aggregate market value of a Fund’s Loaned Securities outstanding at the time of any Loan made pursuant hereto shall not exceed an amount equal to 33.3% of the Market Value of such Fund’s total assets (including the value of cash collateral held by State Street on behalf of such Fund).

4. Borrowers.

Each Fund hereby authorizes State Street to effect Loans of Available Securities of the Fund with any person on State Street’s list of approved Borrowers, including State Street Bank and Trust Company and any affiliate thereof (each acting in the capacity of a Borrower, hereafter also referred to as an “SSB Borrower”) which list will be made available on mystatestreet.com and otherwise supplied to the Fund on request. The Trust may direct State Street not to lend to any Borrower on State Street’s list of approved Borrowers. State Street shall evaluate and monitor the creditworthiness of Approved Borrowers based upon the credit quality standards and limits established by State Street from time to time. State Street represents and warrants that it conducts formal credit reviews on all Borrowers in accordance with the policies and procedures State Street has in place for such review from time to time. The formal credit reviews of Approved Borrowers are targeted to occur annually but may occur at longer intervals from time to time.

In connection with a Loan to any SSB Borrower pursuant hereto, the Fund shall furnish, and State Street shall cause the applicable SSB Borrower to furnish, to State Street for delivery to the other, upon request (i) the most recent available audited statement of its financial condition, and (ii) the most recent available unaudited statement of its financial condition, if more recent than the audited statement. As long as any Loan to an SSB Borrower is outstanding under this Agreement, the Fund shall, and State Street shall cause the SSB Borrower to, in either case, upon request, also promptly deliver to the other (via State Street) all such recent financial information that is subsequently available, and any other financial information or statements that the other may reasonably request.

Other than with respect to an SSB Borrower, State Street shall not be responsible for any statements, representations, warranties or covenants made by any Borrower in connection with any Loan or for any Borrower’s performance of or failure to perform the terms of any Loan under the applicable Securities Loan Agreement or any related agreement, including the failure to make any required payments, except as otherwise expressly provided herein including Section 14.

5. Securities Loan Agreements. Each Fund authorizes State Street to enter into one or more Securities Loan Agreements with such Borrowers as may be selected by State Street. Each Securities Loan Agreement shall have such terms and conditions as State Street may negotiate with the Borrower, although State Street shall use reasonable efforts to negotiate each Securities Loan Agreement to not be materially adverse from State Street’s form agreements (which forms may be made available to the Trust on reasonable request). Certain terms of individual Loans, including rebate fees to be paid to the Borrower for the use of cash Collateral, shall be negotiated at the time a Loan is made. Upon reasonable request and Fund’s execution of a mutually agreeable confidentiality agreement, State Street agrees to provide a Fund a confidential copy of any Securities Loan Agreement with any Borrower upon request.

6. Loans of Available Securities. Subject to limitations imposed by the Fund in Section 3 of this Agreement, State Street shall be responsible for determining whether any Loan shall be made, and for negotiating and establishing the terms of each such Loan. State Street shall have the authority to terminate any Loan in its discretion, at any time and without prior notice to the Fund. In the event State Street determines to exercise default rights against a Borrower under a Securities Loan Agreement (other than in connection with the close out of individual Loans) State Street shall notify the Trust in the same manner it notifies other clients in the securities lending program. In the event of a default (within the meaning of the applicable Securities Loan Agreement) by a Borrower on any Loan, State Street shall be fully protected in acting in any manner it deems reasonable and appropriate in accordance with Section 12(a). Upon notice to State Street, the Fund has the right to direct State Street to initiate action to terminate any Loan made under this Agreement.

Each Fund acknowledges that State Street administers securities lending programs for other clients of State Street. State Street will allocate securities lending opportunities among its clients, using methods established by State Street from time to time reasonably designed to allocate such opportunities to clients in the securities lending program over time. State Street does not represent or warrant that any amount or percentage of the Fund’s Available Securities will in fact be loaned to Borrowers. Each Fund agrees that it shall have no claim against State Street and State Street shall have no liability arising from, based on, or relating to, loans allocated to other clients, or loan opportunities not made available to the Fund, whether or not State Street has made fewer or more loans for any other client, and whether or not any loan allocated to another client, or loan opportunity not made available to the Fund, could have resulted in Loans made under this Agreement.

Each Fund also acknowledges that, under the applicable Securities Loan Agreements, Borrowers will not be required to return Loaned Securities immediately upon receipt of notice from State Street terminating the applicable Loan, but instead will be required to return such Loaned Securities within such period of time following such notice as is specified in the applicable Securities Loan Agreement, but not later than the customary settlement period. Upon receiving a notice from the Fund or the Investment Manager that Available Securities which have been loaned to a Borrower should no longer be considered Available Securities (whether because of the sale of such securities or otherwise), State Street shall promptly notify the Borrower (consistent with State Street and market practice) which has borrowed such securities that the Loan of such Available Securities is terminated and that such Available Securities are to be returned within the time specified by the applicable Securities Loan Agreement, but not later than the end of the customary settlement period.

7. Distributions on and Voting Rights with Respect to Loaned Securities. Except as provided in the next sentence, all substitute interest, dividends, and other distributions paid with respect to Loaned Securities shall be credited to the Fund’s relevant account on the date such amounts are delivered by the Borrower to State Street. Any non-cash distribution on Loaned Securities which is in the nature of a stock split or a stock dividend shall be added to the Loan (and shall be considered to constitute Loaned Securities) as of the date such non-cash distribution is received by the Borrower; provided that the Fund or Investment Manager may, by giving State Street ten (l0) business days’ notice prior to the date of such non-cash distribution, direct State Street to request that the Borrower deliver such non-cash distribution to State Street, pursuant to the applicable Securities Loan Agreement, in which case State Street shall credit such non-cash distribution to the Fund’s relevant account on the date it is delivered to State Street.

Each Fund acknowledges that it will not be entitled to participate in any dividend reinvestment program or to vote with respect to securities that are on loan on the applicable record date for such securities. The Fund may at any time instruct State Street to recall Loaned Securities

Each Fund also acknowledges that any payments of distributions from Borrower to the Fund are in substitution for the interest or dividend accrued or paid in respect of Loaned Securities and that the tax and accounting treatment of substitute payments may differ from the tax and accounting treatment of such interest or dividend payments if received directly from issuers.

Each Fund also acknowledges that, with respect to payments of distributions from Borrower, the Fund will generally not be entitled to any credits, including foreign tax credits, for any income tax that would normally be withheld at source on actual distributions of income made by the issuer of the Loaned Securities.

Each Fund further acknowledges that, unless otherwise agreed, payments of distributions from Borrower will be determined by reference to Applicable Law as of the date of each payment and no adjustment will be made to amounts paid by Borrower as a result of any retroactive change in Applicable Law that is announced or enacted after the date of the relevant payment or any decision of a court of competent jurisdiction which is made after the date of the relevant payment (other than where such decision results from an action taken with respect to this Agreement or amounts paid or payable under this Agreement).

If an installment, call or rights issue becomes payable on or in respect of any Loaned Securities, State Street shall use all reasonable endeavors to ensure that any timely instructions from the Fund or its Investment Manager are complied with, but State Street shall not be required to make any payment unless the Fund has first placed funds with State Street to make such payment.

Each Fund acknowledges and agrees that, with respect to a dividend paid during the Loan term by a company that is a resident of France, the Fund will not be entitled to receive, either from the French company or the Borrower, any additional dividends (sometimes referred to as “complementary coupons”) declared and payable by such company that are equivalent to a tax credit adjustment (such as “credit d’impot étranger”).

Each Fund further acknowledges and agrees that the Fund will be required to accept cash in lieu of fractional shares in all instances in which an issuer does not issue fractional shares.

8. Collateral.

(a) Receipt of Collateral. Each Fund authorizes State Street, or a third party bank as described in Section 2, to receive and to hold, on the Fund’s behalf, Collateral from Borrowers to secure the obligations of Borrowers with respect to any Loan of Available Securities made on behalf of the Fund pursuant to the Securities Loan Agreements. All non-cash Collateral received from Borrowers shall be segregated from the assets of State Street at all times and, absent default by a Borrower or a Fund, shall not be rehypothecated. For the avoidance of doubt, the preceding sentence shall not be read to limit any rights granted to State Street in Section 9. Concurrently with or prior to the delivery of the Loaned Securities to the Borrower under any Loan, State Street shall receive from the Borrower Collateral in any of the forms listed on Schedule C. Said Schedule may be amended from time to time in a writing signed by State Street and the Fund. All investments of cash Collateral shall be for the account and at the risk of the Fund.

(b) Marking to Market. The initial Collateral received shall have (depending on the nature of the Loaned Securities and the Collateral received) a value of at least 102% (for US securities) or 105% (for non-US securities) of the Market Value of the Loaned Securities.

Pursuant to the terms of the applicable Securities Loan Agreement, State Street shall, in accordance with State Street’s reasonable and customary practices and in accordance with Section 12(a), mark Loaned Securities and Collateral to their Market Value each business day based upon the Market Value of the Collateral and the Loaned Securities at the close of business employing the most recently available pricing information, and ensure that each applicable Securities Loan Agreement shall require each Borrower to deliver additional Collateral (for Collateral comprised of a letter of credit, an additional or replacement letter of credit) to State Street as follows:

In the case of Loans from a Fund to a Borrower of US securities, the Borrower will in each case be required to deliver additional Collateral in the event that the Market Value of the Collateral in respect of such Loans is less than one hundred and two percent (102%) of the Market Value of the Loaned Securities, and such additional Collateral together with all Collateral previously delivered in respect of such Loans shall have a Market Value of not less than one hundred and two percent (102%) of the Market Value of the Loaned Securities.

In the case of Loans from a Fund to a Borrower of non-US securities, the Borrower will be required to deliver additional Collateral in the event that the Market Value of the Collateral in respect of such Loans is less than one hundred and five percent (105%) of the Market Value of the Loaned Securities, and such additional Collateral together with all Collateral previously delivered in respect of such Loans shall have a Market Value of not less than one hundred and five percent (105%) of the Market Value of the Loaned Securities, except that in the case of Loans in which the Collateral and the Loaned Securities are denominated and payable in the same currency, the Borrower will be required to deliver additional Collateral in the event that the Market Value of the Collateral in respect of such Loans is less than one hundred and two percent (102%) the Loaned Securities, and such additional Collateral together with all Collateral previously delivered in respect of such Loans shall have a Market Value of not less than one hundred and two percent (102%) of the Market Value of the Loaned Securities

Notwithstanding the foregoing, the Trust acknowledges that with respect to loans of (i) US government securities (including securities issued by US agencies or instrumentalities, (ii) sovereign debt issued by non-US governments, and (iii) non-US corporate debt securities, Borrowers are typically not required to deliver additional Collateral with respect to an individual Loaned Security unless the Market Value of the Collateral in respect of such Loans is less than one hundred (100%) of the Market Value of the Loaned Securities and that these Loans are marked in the aggregate at the Borrower level for each loan type at either one hundred and two percent (102%) or one hundred and five percent (105%), as applicable. The Trust authorizes State Street to enter into Loans marked in this manner on behalf of the Funds.

(c) Return of Collateral. The Collateral shall be returned to Borrower at the termination of the Loan upon the return of the Loaned Securities by Borrower to State Street in accordance with the applicable Securities Loan Agreement.

9. Investment of Cash Collateral; Compensation; Grant of Security Interest.

(a) Investment of Cash Collateral. To the extent that a Loan is secured by cash Collateral, such cash Collateral, including money received with respect to the investment of the same, or upon the maturity, sale, or liquidation of any such investments, shall be invested by State Street in accordance with the directions of the Funds as set forth on Schedule A under the heading “Cash Collateral Investment.” State Street does not assume any market or investment risk of loss associated with any investment of cash Collateral. If the amounts so invested are insufficient to return any and all amounts due to a Borrower pursuant to the applicable Securities Loan Agreement, the Fund shall be responsible for such shortfall.

Although State Street does not assume any market or investment risk of loss associated with the investment of cash Collateral, State Street remains obligated to satisfy the standard of care set forth in Section 12(a) with respect to executing the Fund’s instructions set forth on Schedule A with respect to the investment of cash Collateral.

(b) Cash Collateral Investments Not Guaranteed. Each Fund acknowledges that interests in any collective investment vehicles to which State Street and/or one or more of the State Street Affiliates provide services are not guaranteed or insured by State Street or State Street Affiliates or by the Federal Deposit Insurance Corporation or any government agency.

(c) Net Investment Income and Fee Income. Net Investment Income and Fee Income shall be credited to the Fund’s securities lending account, on a monthly basis, after making the following payments on behalf of the Fund: (i) rebate fees shall be paid to Borrowers in accordance with the applicable Securities Loan Agreements; and (ii) a portion of any remaining Net Investment Income and Fee Income shall be paid to State Street (as compensation for its services under this Agreement) in the proportion set forth on Schedule A under the heading “Fee Split.” In the event that for a given monthly period, the sum of Net Investment Income and Fee Income is less than the amount of the rebate fees payable to Borrowers pursuant to the applicable Securities Loan Agreements, State Street and the Fund shall be responsible for the shortfall in the proportions set forth on Schedule A under the heading “Fee Split.” The Fund shall be responsible for any and all other amounts due to Borrowers under the applicable Securities Loan Agreements. For the avoidance of doubt, any taxes required to be withheld at source from Fee Income shall be deducted from the amount credited to the Fund’s securities lending account as described in this Paragraph (c), and to the extent that such amount is less than the amount of such taxes, then the Fund shall be responsible for any shortfall.

(d) Loan Premiums. To the extent that a Loan is secured by non-cash Collateral, the Borrower shall be required to pay a loan premium, the amount of which shall be negotiated by State Street.

(e) Advances. State Street may, but is not obligated to, advance funds required to be paid by the Fund pursuant to a Securities Loan Agreement or this Agreement. State Street may, in its discretion, and in such case the Fund authorizes State Street to, charge interest on any such advance at a rate consistent with prevailing rates for short-term investments at such time. The Fund shall reimburse State Street on demand for the amount of any such advance or any other amount owed by the Fund to State Street under this Agreement.

(f) Right to Debit or Set Off. State Street may at any time, charge or debit any account of the Fund maintained by or on behalf of State Street in any capacity (or set off any amounts otherwise payable or creditable to any such account), and may sell or otherwise liquidate investments made with cash Collateral, to pay any amounts due to a Borrower under a Securities Loan Agreement or any Obligations of the Fund. If State Street charges or debits an account of the Fund (or exercises setoff rights) as described in the prior sentence and such charge, debit or setoff is not with respect to the relevant collateral account or is not otherwise an ordinary course action, State Street will make reasonable efforts to notify the Fund of such action after such charge or debit. The Fund acknowledges that whenever State Street exercises its rights under this Paragraph (f) with respect to Obligations of the Fund, State Street is acting in a principal capacity on its own behalf and not on behalf of the Fund.

(g) Security Interest. As security for the payment and performance by the Fund of its Obligations, the Fund hereby grants to State Street a continuing lien upon and a first priority security interest in all Collateral and all assets (including accounts and investments) and any proceeds thereof in which the Fund at any time has rights and which at any time is maintained with, or possessed or controlled in any capacity by, State Street or any person acting on behalf of State Street (collectively, the “Property”). If the Fund shall fail to pay or perform any or all of the Obligations of the Fund as and when due, State Street shall have all the rights and remedies of a secured party under the Uniform Commercial Code of Massachusetts and other applicable law with respect to the Property. While any Obligations of the Fund are outstanding, State Street may decline to deliver out Property if the Fund has failed to pay or perform any of the Obligations as and when due or to the extent that, in State Street’s reasonable judgment, the aggregate value of the Property with respect to which State Street has a perfected security interest would be less than 105% of the Obligations of the Fund after giving effect to the delivery out. The provisions of this Section 9(g) shall not operate to limit any of State Street’s rights under contract or applicable law.

10. Fee Disclosure. The fees associated with the investment of cash Collateral in funds maintained or advised by State Street are disclosed on Schedule A hereto. Said fees may be changed from time to time by State Street upon notice to the Funds. An annual report with respect to such funds is available to the Funds, at no expense, upon request.

11. Recordkeeping and Reports. State Street will establish and maintain such records as are reasonably necessary to account for Loans that are made and the income derived therefrom and in accordance with Section 22. Absent manifest error, State Street’s records shall be presumed to reflect accurately any instructions, directions or other communications, regardless of how communicated, sent or delivered, from any Authorized Representative. On a monthly basis, State Street will make available to the Funds a statement describing the Loans made, and the income derived from Loans, during the period covered by such statement. Such information shall also be available via mystatestreet.com on a daily basis. Each party to this Agreement shall comply with the reasonable requests of the other for information necessary to the requester’s performance of its duties in connection with this securities lending program.

Each Fund hereby agrees to participate in data aggregation services which provide securities lending market analysis, provided however, that State Street is only authorized to provide information relating to the Fund’s lending program, including, Available Securities and Loaned Securities, on an anonymous basis for aggregation into the database, the identity of the Fund as owner of the securities is in no way identifiable and the aggregator agrees to treat all information provided to it confidentially and to use such information solely for the purposes of providing the data aggregation service. If the Fund elects not to continue to participate in any such service at any time, State Street shall cease providing the Fund’s information within five (5) business days of written notification to that effect from the Fund.

In compliance with the requirements under the Investment company Act of 1940, as amended (“1940 Act”), State Street agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible, upon reasonable request during normal business hours, and shall be surrendered upon the termination of the Agreement or otherwise on reasonable written request except as otherwise provided in Section 12. State Street further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of State Street. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by State Street.

12. Standard of Care and Indemnification.

(a) State Street shall act without negligence, fraud, bad faith, intentional or reckless disregard of its duties and obligations under this Agreement and with the reasonable care, prudence, diligence, and skill that may be reasonably expected of a bank providing securities lending services in carrying out all of its duties and obligations under this Agreement, including in the performance of duties arising from acting as agent for clients in securities lending and repurchase transactions (as appropriate).

(b) Each Fund shall indemnify State Street and hold State Street harmless from any loss or liability (including the reasonable fees and disbursements of counsel) incurred by State Street in rendering services hereunder or in connection with any breach of the terms of this Agreement by the Fund, except such loss or liability which results from State Street’s failure to exercise the standard of care required by this Section 12. Nothing in this Section shall derogate from the indemnities provided by State Street in Section 14.

(c) Notwithstanding any express provision to the contrary herein, neither party shall be liable for any indirect, consequential, incidental, special or exemplary damages, even if such party has been apprised of the likelihood of such damages occurring, provided that the foregoing limitation shall not apply with respect to damages or claims arising out of or relating to that party’s fraud or intentional or reckless disregard of its duties and obligations under this Agreement

(d) Each Fund acknowledges that in the event that the Fund’s participation in securities lending generates income for the Fund, State Street may be required to withhold tax or may claim such tax from the Fund as is appropriate in accordance with applicable law.

(e) State Street, in determining the Market Value of Securities, including Collateral, may rely upon any recognized independent pricing service and shall not be liable for any errors made by such independent pricing service.

13. Representations and Warranties.

The Trust hereby represents and warrants that (a) it is a statutory trust, duly organized, existing and in good standing under the laws of its state of Delaware; (b) it has the requisite power and authority under applicable laws and by its Declaration of Trust and By-laws to enter into this Agreement on behalf of each Fund and the transactions contemplated hereby, and to perform its obligations hereunder; (c) all requisite proceedings have been taken to authorize it to enter into and perform this Agreement and this Agreement constitutes a legal, valid, and binding obligation enforceable against it; (d) it is an investment company properly registered with the SEC under the 1940 Act; (e) the Registration Statement been filed and will be effective and remain effective during the term of this Agreement; the Trust also warrants to State Street that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made; (f) no legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement; (g) its entrance into this Agreement and performance by the Trust under this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust; (h) the execution, delivery, and performance by the Trust of this Agreement will at all times comply with all applicable laws and regulations applicable to the Trust and each Fund and; (i) as of the close of business on the date of this Agreement, the Trust is authorized to issue unlimited shares of beneficial interest.

State Street hereby represents and warrants that (a) it is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts; (b) it has the organizational power and authority to carry on its business in The Commonwealth of Massachusetts; (c) all requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement and this Agreement constitutes a legal, valid, and binding obligation enforceable against it; (d) no legal or administrative proceedings have been instituted or threatened which would materially impair State Street’s ability to perform its duties and obligations under this Agreement; (e) its entrance into this Agreement and performance by State Street under this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of State Street; (f) the execution, delivery, and performance by State Street of this Agreement will at all times comply with any law or regulation applicable to it (including any exemptive order issued to State Street in connection with State Street Navigator Securities Lending Trust); and (g) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Each Fund represents and warrants that (a) it has made its own determination as to the tax and accounting treatment of any dividends, remuneration or other funds received hereunder; (b) the financial statements delivered to State Street pursuant to Section 4 fairly present its financial condition and there has been no material adverse change in its financial condition or the financial condition of any parent company since the date of the balance sheet included within such financial statements; and (c) it is the legal and beneficial owner of (or exercises complete investment discretion over) all Available Securities free and clear of all liens, claims, security interests and encumbrances and no such security has been sold, and that it is entitled to receive all distributions made by the issuer with respect to Loaned Securities. Each Loan shall constitute a present representation by the Fund that there has been no material adverse change in its financial condition or the financial condition of any parent company that has not been disclosed in writing to State Street since the date of the most recent financial statements furnished to State Street pursuant to Section 4.

Each Fund further represents and warrants that it will immediately notify State Street orally and by written notice, of the relevant details of any corporate actions, private consent offers/agreements and/or any other off-market arrangements that may require the recall and/or restriction of a security from lending activity. Such written notice shall be delivered sufficiently in advance so as to: (a) provide State Street with reasonable time to notify Borrowers of any instructions necessary to comply with the terms of the corporate actions, private consent offers/agreements and/or other off-market arrangements, and (b) provide such Borrowers with reasonable time to comply with such instructions.

The person executing this Agreement on behalf of each party represents that he or she has the authority to execute this Agreement on behalf of such party.

Each Fund represents and warrants that it is (i) a “qualified investor” within the meaning of Section 3(a)(54)(A) of the Securities Exchange Act of 1934, as amended; or (ii) an employee benefit plan that owns and invests on a discretionary basis not less than US $25,000,000 in investments. Each Fund agrees to notify State Street immediately of any changes in the information set forth in this subparagraph of this Section 13.

In the event State Street is unable to perform its obligations as a securities lending agent, it will notify the Trust consistent with notice it provides to other clients in State Street’s securities lending program.

Each Fund hereby represents to State Street that: (i) its policies and objectives generally permit it to engage in securities lending transactions; (ii) its policies permit it to purchase shares of the State Street Navigator Securities Lending Trust with cash Collateral (if applicable); (iii) its participation in State Street’s securities lending program, including the investment of cash Collateral in the State Street Navigator Securities Lending Trust (if applicable), and the existing series thereof shall, prior to any Loan being made, have been approved by a majority of the directors or trustees which directors and trustees are not “interested persons” within the meaning of section 2(a)(19) of the Investment Company Act of 1940, and such directors or trustees will evaluate the securities lending program no less frequently than annually to determine that the investment of cash Collateral in the State Street Navigator Securities Lending Trust, including any series thereof, is in the Fund’s best interest; and (iv) its prospectus and/or statement of additional information provides disclosure concerning its securities lending activity.

Each Fund hereby represents to State Street that (i) it is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to this Agreement and the Available Securities; (ii) it qualifies as an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933, as amended; (iii) that its taxpayer identification number is as set forth in Schedule B; (iv) that its tax year end is as set forth in Schedule B; and (v) income earned hereunder is exempt from federal income tax under Internal Revenue Code Section 501 (a).

Each Fund represents and warrants on a continuing basis that it has determined that each investment vehicle set forth on Schedule A hereto, taking into account any fees assessed thereby, is now, and will continue to be, an acceptable and appropriate investment vehicle for the investment of the Fund’s cash Collateral under this Agreement. Each Fund further represents and warrants that it has received and reviewed the State Street Agency Securities Lending Program Description of Risks and Conflicts of Interest and, with respect to each investment vehicle set forth on Schedule A hereto, it has received and reviewed, as of the date of this Agreement, the disclosure memorandum, confidential offering memorandum or equivalent offering document of each such investment vehicle.

14. Borrower Default Indemnification.

(a) If at the time of a default (within the meaning of the applicable Securities Loan Agreement) by a Borrower with respect to a Loan, some or all of the Loaned Securities under such Loan have not been returned by the Borrower, and subject to the terms of this Agreement, State Street shall indemnify the Fund against the failure of the Borrower as follows. State Street shall purchase a number of Replacement Securities equal to the number of such unreturned Loaned Securities, to the extent that such Replacement Securities are available on the open market. Such Replacement Securities shall be purchased by applying the proceeds of the Collateral with respect to such Loan to the purchase of such Replacement Securities. Subject to the Fund’s obligations pursuant to Section 9 hereof, if and to the extent that such proceeds are insufficient or the Collateral is unavailable, the purchase of such Replacement Securities shall be made at State Street’s expense.

(b) If State Street is unable to purchase Replacement Securities pursuant to Paragraph (a) hereof, State Street shall credit to the Fund’s relevant account an amount equal to the Market Value of the unreturned Loaned Securities for which Replacement Securities are not so purchased, determined as of (i) the last day the Collateral continues to be successfully marked to market against the unreturned Loaned Securities; or (ii) the next business day following the day referred to in (i) above, if higher.

(c) In addition to making the purchases or credits required by Paragraphs (a) and (b) hereof, State Street shall credit to the Fund’s relevant account the value of all distributions on the Loaned Securities (not otherwise credited to the Fund’s accounts with State

Street), the record dates for which occur before the date that State Street purchases Replacement Securities pursuant to Paragraph (a) or credits the Fund’s relevant account pursuant to Paragraph (b).

(d) Any credits required under Paragraphs (b) and (c) hereof shall be made by application of the proceeds of the Collateral (if any) that remains after the purchase of Replacement Securities pursuant to Paragraph (a). If and to the extent that the Collateral is unavailable or the value of the proceeds of the remaining Collateral is less than the value of the sum of the credits required to be made under Paragraphs (b) and (c), such credits shall be made at State Street’s expense.

(e) If after application of Paragraphs (a) through (d) hereof, additional Collateral remains or any previously unavailable Collateral becomes available or any additional amounts owed by the Borrower with respect to such Loan are received from the Borrower, State Street shall apply the proceeds of such Collateral or such additional amounts first to reimburse itself for any amounts expended by State Street pursuant to Paragraphs (a) through (d) above, and then to credit to the Fund’s relevant account all other amounts owed by the Borrower to the Fund with respect to such Loan under the applicable Securities Loan Agreement.

(f) In the event that State Street is required to make any payment and/or incur any loss or expense under this Section, State Street shall, to the extent of such payment, loss, or expense, be subrogated to, and succeed to, all of the rights of the Fund against the Borrower under the applicable Securities Loan Agreement. The Fund will, at the request of State Street, execute and deliver to State Street any confirmatory assignment or other instrument that State Street determines to be necessary or advisable to enable State Street to enforce any right to which State Street is subrogated.

15. Continuing Agreement; Termination; Remedies.

It is the intention of the parties hereto that this Agreement shall constitute a continuing agreement in every respect and shall apply to each and every Loan, whether now existing or hereafter made. The Funds and State Street may each at any time terminate this Agreement upon five (5) business days’ written notice to the other to that effect. The only effects of any such termination of this Agreement will be that (a) following such termination, no further Loans shall be made hereunder by State Street on behalf of the Funds, and (b) State Street shall, within a reasonable time after termination of this Agreement, terminate any and all outstanding Loans. Notwithstanding the foregoing, each Fund may instruct State Street to cease entering into any new Loans, or to recall any or all outstanding Loans to, any Borrower at any time in such Fund’s sole discretion The provisions hereof shall continue in full force and effect in all other respects until all Loans have been terminated and all obligations satisfied as herein provided. State Street does not assume any market or investment risk of loss associated with the Fund’s change in cash Collateral investment vehicles or termination of, or change in, its participation in this securities lending program and the corresponding liquidation of cash Collateral investments.

16. Notices. All notices, requests, claims, demands and other communications required or permitted to be given under this agreement shall be in writing and shall be delivered by hand or sent by an internationally recognized overnight courier service with signature required for delivery, by facsimile where a confirmation of receipt is obtained, provided, however, that if sent by facsimile the written communication must also be sent by next business day delivery via an internationally recognized overnight courier service with signature required for delivery, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses:

If to the Trust:

WisdomTree Trust

380 Madison Avenue, 21st Floor

New York, NY 10017

Attn: Legal Department

Facsimile: 917-267-3851

If to State Street:

State Street Bank and Trust Company

Securities Finance

State Street Financial Center

One Lincoln Street

Boston, Massachusetts 02111-2900

Attn: Legal Department, 4th Floor

Fax: (617) 946-0046

SFLegal@StateStreet.com

or to such other addresses as either party may furnish the other party by written notice under this section.

All such communications so addressed shall be deemed given (i) when delivered, if delivered personally to the intended recipient, or if sent by an internationally recognized courier service with signature required for delivery, or if sent by facsimile and a confirmation of receipt is obtained, and the written communication has also be sent for next business day delivery via a internationally recognized courier service with signature required for delivery (ii) three business days after being mailed if sent by certified or registered mail, postage prepaid, return receipt requested, or upon delivery if actual delivery occurs earlier.

Notwithstanding the foregoing, a writing sent via email shall be an acceptable writing for instructions, amendments related to Section 17 and related communications under this Agreement.

Whenever this Agreement permits or requires the Funds to give notice to, direct, or provide information to State Street, such notice, direction, or information shall be provided to State Street on the Funds’ behalf by any individual designated for such purpose by the Funds in a written notice to State Street. This Agreement shall be considered such a designation of the person executing the Agreement on the Funds’ behalf. The Certificate of Signing Authority and Incumbency delivered by the Funds herewith shall be a designation of each person listed thereon. After its receipt of such a notice of designation, and until its receipt of a notice revoking such designation, State Street shall be fully protected in relying upon the notices, directions, and information given by such designee.

17. Additional Trusts and Funds. In the event that any management investment company managed by WisdomTree Asset Management, Inc. in addition to WisdomTree Trust desires to have State Street render services as securities lending agent under the terms hereof, it shall so notify State Street in writing, and if State Street agrees in writing to provide such services, which shall not be unreasonably withheld, such management investment company shall become a Trust hereunder and be bound by all terms and conditions and provisions hereof. In the event that the Trust establishes one or more additional series of shares with respect to which it desires to have State Street render services as securities lending agent hunder the terms hereof, it shall so notify State Street in writing, and if State Street agrees in writing to provide such services, which shall not be unreasonably withheld, such series of shares shall become a Fund hereunder.

18. Limitation of Liability of the Trustees and Shareholders. This Agreement is executed by the Trust with respect to each of its Funds and the obligations hereunder are not direct obligations of the trustees, officers or shareholders of the Trust individually. Notwithstanding any other provision in this Agreement to the contrary, each and every obligation, liability or undertaking of a particular Fund under this Agreement shall constitute an obligation, liability or undertaking of, and be binding upon, the Trust and shall be payable from the available assets of such particular Fund and shall not be binding upon or affect any assets of any other Fund.

19. SSAE 16 Reports. State Street will furnish to the Trust, on a semi-annual basis, a report in accordance with Statements on Standards for Attestation Engagements No. 16 (the “SSAE Report”) as well as such other reports and information relating to State Street’s policies and procedures and its compliance with such policies and procedures and with the laws applicable to its business and its services, as the parties may mutually agree upon.

20. Cooperation with Accountants. State Street shall cooperate with reasonable requests from the Trust’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to provide such information, as may be reasonably requested by the Trust from time to time, to such accountants for the expression of their opinion.

21. Insurance. State Street shall at all times during the term of this Agreement maintain, at its cost, insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided by State Street under this Agreement. Upon the Trust’s reasonable request, which in no event shall be more than once annually, State Street shall furnish to the Trust a summary of State Street’s applicable insurance coverage.

22. Confidentiality. The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations,

including information related to the development of new Trusts or new series. State Street shall treat confidentially all information obtained in the ordinary course of performing its duties hereunder about the Trust’s prior, present or potential shareholders or relative to the advisor or distributor and their prior, present or potential customers. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. The foregoing shall not be applicable to any information (a) relating to the identity of the Fund that is (i) disclosed to issuers or counterparties of investments of cash Collateral; or (ii) disclosed to Borrowers in connection with any Loan made pursuant to this Agreement to the extent necessary to permit the Borrower to comply with applicable legal and/or regulatory requirements or the Borrower’s internal records, reconciliation, credit and capital requirements (including, without limitation, the agent lender disclosure project as required by the U.S. Securities and Exchange Commission), (ii) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (iii) that is independently derived by either party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iv) that is disclosed, upon prior notice to the party whose information is being disclosed (to the extent such notice is permissible), in the manner and to the extent required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (v) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions, as necessary solely for the purpose of rendering services under this Agreement, provided that each person or entity shall be subject to confidentiality obligations substantially similar to those set forth herein.

Further, each party agrees and represents that in no case would information it receives under this Agreement be used against the other party in a manner that is adverse to the other party’s interests in competitive businesses.

Nothing herein shall prohibit or restrict the right of each party (or its affiliates) to develop, use or market products or services similar to or competitive with those of the other party (or its affiliates) provided that any such development, use or marketing does not violate the confidentiality obligations set forth herein. Additionally, each party acknowledges that the other party (or its affiliates) may already possess or have developed products or services similar to or competitive with those of the other party.

State Street will employ reasonable safeguards designed to protect the Trust’s confidential information, which may include but are not limited to the use of encryption technologies, passwords and any other safeguards State Street may choose to employ. If either party becomes aware of a breach of this confidentiality provision, it will notify promptly the other party of such breach and provide such details as it deems appropriate and in accordance with the standard of care hereunder regarding the extent of the breach of confidentiality.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement.

23. Securities Investors Protection Act of 1970 Notice. EACH FUND IS HEREBY ADVISED AND ACKNOWLEDGES THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT THE FUND WITH RESPECT TO THE LOAN OF SECURITIES HEREUNDER AND THAT, THEREFORE, THE COLLATERAL DELIVERED TO THE FUND MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF THE BROKER’S OR DEALER’S OBLIGATION IN THE EVENT THE BROKER OR DEALER FAILS TO RETURN THE SECURITIES.

24. Authorized Representatives. Each Fund authorizes State Street to accept and to act on any instructions or other communications, regardless of how sent or delivered, from any Authorized Representative. Each Fund shall be fully responsible for all acts of any Authorized Representative, even if that person exceeds his or her authority, and in no event shall State Street be liable to the Fund or any other third party for any losses or damages arising out of or relating to any act State Street takes or fails to take in connection with any such instructions or other communications. The foregoing shall not relieve State Street from liability in acting in accordance with Section  12(a) in effecting such instructions.

25. Agents, etc. State Street may use regulated clearing agents, securities depositaries, nominees, sub-custodians, trading platforms, data aggregating services, third party custodians, as State Street deems appropriate to carry out its duties under this Agreement. State Street’s sole liability for the acts or omissions of any such entity shall be limited to liability arising from State Street’s failure to use reasonable care in the selection and continued use of such entity (to the limited extent State Street has the ability to make a selection or continued use of such entity).To the extent State Street Affiliates act as State Street’s agent hereunder, State Street agrees to be fully responsible for the acts and omissions of such State Street Affiliates as though performed by State Street directly. State Street does not use any other agents that are not State Street Affiliates to carry out core functions relating to the securities lending services (in the event it does so, State Street shall be fully responsible for such agents). This Section 25 shall not derogate from State Street’s obligations under Section 14.

26. Force Majeure.

(a) State Street shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement (and the related losses) arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, war and other governmental action, revolution, terrorism or communication disruption.

(b) The Trust shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement (and the related losses) arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, war and other governmental action revolution, terrorism or communication disruption.

State Street shall have in place consistent with other financial services institutions carrying out similar duties, a business continuation plan and, when applicable, shall use commercially reasonable efforts to implement the business continuation plan to the extent practicable.

27. Non-US Borrowers. In the event the Fund approves lending to Borrowers resident in the United Kingdom (“UK”), the Fund shall provide sufficient documentation, in the form and manner required by the UK Inland Revenue, to establish that the Fund is (1) the beneficial owner of any manufactured dividends received and (2) not a UK recipient for purposes of UK manufactured overseas dividend rules

28. Miscellaneous. This Agreement supersedes any other agreement between the parties or any representations made by one party to the other, whether oral or in writing, concerning Loans of securities by State Street on behalf of the Funds. This Agreement shall not be assigned by either State Street or the Funds without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors, and assigns. This Agreement shall be governed and construed in accordance with the laws of the State of New York. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision hereof shall not affect any other provision of this Agreement. If in the construction of this Agreement any court should deem any provision to be invalid because of scope or duration, then such court shall forthwith reduce such scope or duration to that which is appropriate and enforce this Agreement in its modified scope or duration. In interpreting this Agreement the term “including” shall be read to mean “including, but not limited to,”.

29. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one (1) instrument.

30. Modification. This Agreement shall not be modified, except by an instrument in writing signed by the parties hereto.

IN WITNESS WHEREOF, each of the parties has caused their duly authorized officer(s) to execute this Agreement, effective as of the first date set forth above.

WISDOMTREE TRUST, on behalf of each of its series as listed on Schedule B, severally and not jointly

Name: /s/ Jonathan Steinberg

By: Jonathan Steinberg

Its: President

STATE STREET BANK AND TRUST COMPANY

Name: /s/ Gina L. Timperio

By: Gina L. Timperio

Its: Senior Managing Director

FIRST AMENDMENT TO

SECURITIES LENDING AUTHORIZATION AGREEMENT

BETWEEN

WISDOMTREE TRUST

AND

STATE STREET BANK AND TRUST COMPANY

This First Amendment (this “Amendment”) dated February 19, 2014 is between WISDOMTREE TRUST (the “Trust”), ON BEHALF OF EACH OF ITS SERIES AS LISTED ON SCHEDULE B TO THE AGREEMENT (as defined below), SEVERALLY AND NOT JOINTLY (each a “Fund” and collectively, the “Funds”), and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliates (collectively, “State Street”).

Reference is made to the Securities Lending Authorization Agreement dated September 27, 2013 between the Trust, on behalf of each of the Funds, and State Street, as amended to date (the “Agreement”).

WHEREAS, each of the Funds and State Street desire to amend the Agreement as specifically set forth below.

NOW THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as follows:

1. Definitions. All terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2. Amendments.

(a) Section 4 of the Agreement is hereby amended by replacing the phrase “including State Street Bank and Trust Company and any affiliate thereof” in the first paragraph thereof with the phrase “including State Street Bank and Trust Company, State Street Bank GmbH, and any other State Street Affiliate”.

(b) Section 13 of the Agreement is hereby amended by, in the eighth paragraph thereof, (x) deleting the phrase “(if applicable)” in clauses (ii) and (iii) and (y) replacing the phrase “shall, prior to any Loan being made, have” with “has”.

(c) At the time of execution of the Agreement, it was contemplated by each of the Funds and State Street that Schedule A to the Agreement would be amended prior to the effectiveness of the Agreement. Schedule A to the Agreement is hereby deleted in its entirety and replaced with Schedule A hereto.

(d) Schedule B to the Agreement is hereby deleted in its entirety and replaced with Schedule B hereto.

3. Effectiveness. At the time of execution of the Agreement, it was contemplated by each of the Funds and State Street that the Agreement would become effective on a date agreed to by the parties and specified in an amendment. Each of the Funds and State Street hereby agrees that the Agreement shall become effective, as amended hereby, on February 19, 2014.

4. Representations and Warranties. Each of the Trust and State Street represents and warrants that (a) it has the requisite power and authority under applicable laws and by its organizational and governing documents to enter into this Amendment (with respect to the Trust, on behalf of each Fund) and the transactions contemplated hereby, and to perform its obligations hereunder; (b) all requisite proceedings have been taken to authorize it to enter into and perform this Amendment; (c) this Amendment constitutes a legal, valid and binding obligation enforceable against it; (d) no legal or administrative proceedings have been instituted or threatened which would impair its ability to perform its duties and obligations under this Amendment; (e) its entrance into this Amendment and performance by it hereunder will not cause a material breach or be in material conflict with any of its other agreements or obligations; and (f) the execution, delivery and performance by it of this Amendment will at all times comply with all applicable laws and regulations applicable to it.

5. Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified, and the Agreement is ratified and affirmed as being in full force. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one (1) instrument.

6. Governing Law. This Amendment shall be construed and governed in accordance with the laws of the State of New York, without giving effect to choice of law or conflict of law principles.

7. Effective Date. This Amendment shall be effective as of the date first set forth above.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused their duly authorized officer(s) to execute this Amendment, effective as of the first date set forth above.

WISDOMTREE TRUST, on behalf of each of its series as

listed on Schedule B to the Agreement, severally and not

jointly

Name: /s/ Jonathan Steinberg

By: Jonathan Steinberg

Its: President

STATE STREET BANK AND TRUST COMPANY

Name: /s/ Gina L. Timperio

By: Gina L. Timperio

Its: Senior Managing Director

Schedule A

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated the 27th day of September 2013 between WISDOMTREE TRUST (the “Trust”), ON BEHALF OF EACH OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (each a “Fund” and collectively, the “Funds”) and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliates (collectively, “State Street”), as amended.

Fee Split

% to the Fund

% to State Street

Cash Collateral Investment

Each Fund instructs State Street to invest cash Collateral in the State Street Securities Lending Prime Portfolio (the “Prime Portfolio”). The management fees for investing in the Prime Portfolio are as follows:

On an annualized basis, the management/custody/fund administration/transfer agent fee for investing cash Collateral in the Prime Portfolio is not more than 5.00 basis points netted out of yield. In addition, the trustee may pay out of the assets of the Prime Portfolio all reasonable expenses and fees of the Prime Portfolio, including professional fees or disbursements, incurred in connection with the operation of the Prime Portfolio.

Cash Collateral or money received in respect of cash Collateral may be invested by State Street in short-term instruments, short term investment funds maintained by State Street, money market mutual funds and such other investments as State Street may from time to time select, including investments in obligations or other securities of State Street or of any State Street Affiliate and investments in any short-term investment fund, mutual fund, securities lending trust or other collective investment fund with respect to which State Street and/or State Street Affiliates provide investment management or advisory, trust, custody, transfer agency, shareholder servicing and/or other services for which they are compensated, provided that any such investment conforms with the investment guidelines of the Prime Portfolio. In addition, to the extent that cash Collateral cannot be promptly invested in the Prime Portfolio pursuant to the Fund’s direction above due to the timing of delivery by Borrower, such cash Collateral may be invested as State Street may select, including in a demand deposit account or similar account in the name of State Street or any State Street Affiliate and/or as described in the preceding sentence until such cash Collateral can be invested in the Prime Portfolio pursuant to the Fund’s direction above.

Schedule B

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated as of the 27th day of September 2013 between WISDOMTREE TRUST, ON BEHALF OF EACH OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY (the “Funds”) and STATE STREET BANK AND TRUST COMPANY acting either directly or through any State Street Affiliate (collectively, “State Street”).

Fund Name	Fund Ticker	TIN	FYE
WisdomTree Emerging Markets Equity Income Fund	DEM	20-8688393	Mar 31

WisdomTree Emerging Markets SmallCap Dividend Fund	DGS	26-0555916	Mar 31

WisdomTree Middle East Dividend Fund	GULF	26-2521188	Mar 31

WisdomTree China Dividend ex-Financials Fund	CHXF	80-0812156	Mar 31

WisdomTree India Earnings Fund	EPI	20-8271946	Mar 31

WisdomTree Emerging Markets Dividend Growth Fund	DGRE	46-2674559	Mar 31

WisdomTree Emerging Markets Consumer Growth Fund	EMCG	46-2685903	Mar 31

WisdomTree Asia-Pacific ex-Japan Fund	AXJL	20-4184884	Mar 31

WisdomTree Australia Dividend Fund	AUSE	20-4184932	Mar 31

WisdomTree DEFA Equity Income Fund	DTH	20-4185692	Mar 31

WisdomTree DEFA Fund	DWM	20-4185606	Mar 31

WisdomTree Europe SmallCap Dividend Fund	DFE	20-6905697	Mar 31

WisdomTree Global Equity Income Fund	DEW	20-4184691	Mar 31

WisdomTree Global ex-U.S. Dividend Growth Fund	DNL	20-4184829	Mar 31

WisdomTree International Dividend ex-Financials Fund	DOO	20-4185016	Mar 31

WisdomTree International LargeCap Dividend Fund	DOL	20-4185073	Mar 31

WisdomTree International MidCap Dividend Fund	DIM	20-4185270	Mar 31

WisdomTree International SmallCap Dividend Fund	DLS	20-4185347	Mar 31

WisdomTree Japan SmallCap Dividend Fund	DFJ	20-6905707	Mar 31

WisdomTree Commodity Country Equity Fund	CCXE	56-2607541	Mar 31

WisdomTree Global Natural Resources Fund	GNAT	37-1528469	Mar 31

WisdomTree Global ex-U.S. Utilities Fund	DBU	32-0181041	Mar 31

WisdomTree Global ex-U.S. Real Estate Fund	DRW	20-8688308	Mar 31

WisdomTree Japan Hedged Equity Fund	DXJ	20-4184758	Mar 31

WisdomTree Europe Hedged Equity Fund	HEDJ	26-3143870	Mar 31

WisdomTree Japan Hedged SmallCap Equity Fund	DXJS	46-2518016	Mar 31

WisdomTree United Kingdom Hedged Equity Fund	DXPS	46-2527487	Mar 31

Wisdomtree Germany Hedged Equity Fun	DXGE	46-2567000	Mar 31

WisdomTree Korea Hedged Equity Fund	DXKW	46-2540777	Mar 31

WisdomTree Dividend ex-Financials Fund	DTN	20-4185397	Mar 31

WisdomTree Equity Income Fund	DHS	20-4184623	Mar 31

WisdomTree LargeCap Dividend Fund	DLN	20-4185467	Mar 31

WisdomTree MidCap Dividend Fund	DON	20-4185514	Mar 31

WisdomTree SmallCap Dividend Fund	DES	20-4185562	Mar 31

WisdomTree Total Dividend Fund	DTD	20-4184568	Mar 31

WisdomTree Earnings 500 Fund	EPS	74-3201195	Mar 31

WisdomTree LargeCap Value Fund	EZY	74-3201187	Mar 31

WisdomTree MidCap Earnings Fund	EZM	74-3201194	Mar 31

WisdomTree SmallCap Earnings Fund	EES	74-3201196	Mar 31

WisdomTree Total Earnings Fund	EXT	74-3201190	Mar 31

WisdomTree U.S. Dividend Growth Fund	DGRW	46-2493981	Mar 31

WisdomTree U.S. SmallCap Dividend Growth Fund	DGRS	46-2505717	Mar 31

WisdomTree Managed Futures Strategy Fund	WDTI	27-3084885	Aug 31

WisdomTree Brazilian Real Strategy Fund	BZF	26-1751437	Aug 31

WisdomTree Chinese Yuan Strategy Fund	CYB	26-1751491	Aug 31

WisdomTree Indian Rupee Strategy Fund	ICN	26-1751534	Aug 31

WisdomTree Emerging Currency Strategy Fund	CEW	26-1751963	Aug 31

WisdomTree Commodity Currency Strategy Fund	CCX	27-2183881	Aug 31

WisdomTree Bloomberg U.S. Dollar Bullish Fund	USDU	46-4054867	Aug 31

WisdomTree Barclays U.S. Aggregate Bond Negative Duration Fund	AGND	46-4164645	Aug 31

WisdomTree Barclays U.S. Aggregate Bond Zero Duration Fund	AGZD	46-4161103	Aug 31

WisdomTree BofA Merrill Lynch High Yield Bond Negative Duration Fund	HYND	46-4185856	Aug 31

WisdomTree BofA Merrill Lynch High Yield Bond Zero Duration Fund	HYZD	46-4180655	Aug 31

WisdomTree Euro Debt Fund	EU	26-0556027	Aug 31

WisdomTree Australia And New Zealand Debt Fund	AUNZ	26-1751379	Aug 31

WisdomTree Emerging Markets Local Debt Fund	ELD	27-2121418	Aug 31

WisdomTree Asia Local Debt Fund	ALD	27-4265822	Aug 31

WisdomTree Global Real Return Fund	RRF	27-0718896	Aug 31

WisdomTree Emerging Markets Corporate Bond Fund	EMCB	80-0774991	Aug 31

WisdomTree Global Corporate Bond Fund	GLCB	90-0912889	Aug 31

WisdomTree Japan Interest Rate Strategy Fund	JGBB	46-3818061	Aug 31

WisdomTree Bloomberg Floating Rate Treasury Fund	USFR	46-4494453	Aug 31

WisdomTree Japan Hedged Real Estate Fund	DXJR	46-4422185	Mar 31

WisdomTree Japan Hedged Financials Fund	DXJF	46-4438891	Mar 31

WisdomTree Japan Hedged Capital Goods Fund	DXJC	46-4467563	Mar 31

WisdomTree Japan Hedged Health Care Fund	DXJH	46-4480255	Mar 31

WisdomTree Japan Hedged Tech, Media & Telecom Fund	DXJT	46-4453204	Mar 31

WisdomTree International Hedged Dividend Growth Fund	TBD	TBD	Mar 31

WisdomTree Japan Hedged Dividend Growth Fund	TBD	TBD	Mar 31

WisdomTree Europe Dividend Growth Fund	TBD	TBD	Mar 31

WisdomTree Barclays U.S. Treasury 3-7 Year Negative Duration Fund	TBD	TBD	Aug 31

WisdomTree Barclays U.S. Treasury 20+ Year Negative Duration Fund	TBD	TBD	Aug 31

TAIWAN SECURITIES LETTER AGREEMENT

WisdomTree Trust

380 Madison Avenue, 21st Floor

New York, NY 10017

RE: LOANS OF TAIWAN SECURITIES

Dear Sirs:

We refer to the Securities Lending Authorization Agreement (the “Agreement”), as amended from time to time, between State Street Bank and Trust Company (“State Street”) and WisdomTree Trust, on behalf of each of its series as listed on Schedule B to the Agreement, severally and not jointly (each an “SLAA Fund” and collectively, the “SLAA Funds”), dated September 27, 2013, as amended from time to time (the “Agreement”).

WHEREAS:

A.	Certain qualified foreign institutional investors, (“FINIs,” each a “FINI”) are permitted to participate in securities lending and borrowing transactions of Taiwan listed securities pursuant to the Taiwan Stock Exchange Corporation (“TWSE”) Securities Lending and Borrowing Regulations and such other rules for the time being of the TWSE and/or any other regulatory authority whose rules and regulations shall from time to time affect the activities of the Parties pursuant to this Letter Agreement including but not limited to the stocklending regulations and guidance notes relating to both stocklending, manufactured interest, dividends and any associated procedures required pursuant thereto (the “Rules”);

B.	Foreign investor participation in such securities lending and borrowing transactions is regulated by the Regulations Governing Securities Investment by Overseas Chinese and Foreign Nationals (“FINI Regulations”);

C.	Each of the SLAA Funds listed below (each, a “Fund” and collectively, the “Funds” is an offshore FINI; and

D.	The Parties wish to amend the terms of the Agreement to allow for loans of each Fund’s Taiwan Securities held in the Fund’s Taiwan FINI Account.

For value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement in the following respects:

1.	DEFINITIONS

All terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

“Taiwan Securities” means those equity securities which the Taiwan Stock Exchange advises from time to time to be eligible for securities lending transactions and which are held in the Fund’s Taiwan FINI Account.

2.	AVAILABLE SECURITIES

Subject to the terms of the Agreement, this Letter Agreement, the Rules and the FINI Regulations, State Street, as the Fund’s agent, will, from time to time, enter into negotiated type transactions under the Rules and lend to Borrower/Counterparty, the Fund’s Taiwan Securities held in the FINI Account identified below (“Taiwan Securities”):

PARTY	FINI Code	Custodian Details
		Name	Fund Number	FINI Account Number
WisdomTree Trust	F23926274	WisdomTree Trust - WisdomTree Asia Local Debt Fund	WTDE	969744000
	F23927528	WisdomTree Trust - WisdomTree Asia Pacific ex-Japan Fund	WTBA	969824000
	F23927540	WisdomTree Trust - WisdomTree Global ex-U.S. Utilities Fund	WTBU	970064000
	F23912530	WisdomTree Trust - WisdomTree Emerging Markets Equity Income Fund	WTAS	970224000
	F23920209	WisdomTree Trust - WisdomTree Global Equity Income Fund	WTBI	970554000
	F23935435	WisdomTree Trust - WisdomTree Emerging Markets Dividend Growth Fund	WTAY	970634000
	F23913986	WisdomTree Trust - WisdomTree Emerging Markets SmallCap Dividend Fund	WTAU	970304000
	F23920196	WisdomTree Trust - WisdomTree Global ex-U.S. Dividend Growth Fund	WTBJ	969904000
	F23927539	WisdomTree Trust - WisdomTree Global ex-U.S. Real Estate Fund	WTBS	970144000
	F23935526	WisdomTree Trust - WisdomTree Emerging Markets Consumer Growth Fund	WTAX	970484000

3.	SALE OF LOANED SECURITIES

Each Fund agrees that it must give State Street notice of termination of a Loan of Taiwan Securities not later than 10:00am Taiwan time two days prior to the date on which it wishes to have the securities returned and credited to its FINI Account and unless otherwise agreed, the Fund will not place any order to sell Loaned Securities until it has provided the termination notice for the affected Loan to State Street.

4.	INCOME ON LOANED SECURITIES

Each Fund agrees that in the event of a stock dividend being issued on the Loaned Securities it may be liable to pay any tax or other imposts levied on the new shares as it would have to pay if it had received the stock dividends directly, and any subscription costs will be debited directly from the Fund’s United States Dollar (“USD”) Demand Deposit Account held at State Street.

5.	REPRESENTATIONS AND WARRANTIES

A.	Each Fund represents and warrants and agrees at the time of execution of this Letter Agreement and on a continuing basis that it:

(i)	Is a qualified offshore FINI in accordance with the FINI Regulations, is qualified to enter into negotiated securities lending and borrowing transactions in Taiwan and has been approved as such by the TWSE;

(ii)	Is a non resident of Taiwan for tax purposes and does not have a fixed place of business in Taiwan, or a business agent in Taiwan pursuant to Article 10 of the Taiwan Income Tax Law, and that it does not have a permanent establishment in Taiwan with which any payments in connection with the Loans of Taiwanese Securities are attributable;

(iii)	Will at all relevant times maintain sufficient clear funds in its Taiwan Dollar account or take such other action to ensure without fail the immediate payment of any fees or charges payable in respect of Loans of Taiwanese Securities and acknowledges that failure to pay such fees and charges when due is a default under Taiwanese law and will be treated as a default pursuant to the terms of the applicable Borrower/Counterparty agreement;

(iv)	Has appointed a Taiwan Tax Filing Agent (“TFA”) and advised its TFA that it will be entering into securities lending transactions and that TFA is:

Trade name:	Deloitte & Touche

Address:	12th Floor, Hung Tai Financial Plaza 156 Min Sheng East Road, Sec. 3 Taipei 10596, Taiwan, ROC

Telephone No.:	+866 (2) 2545-9988

(v)	Is responsible for all fees and costs charged by the Fund’s TFA in relation to the Fund’s securities lending activity as set forth in this Letter Agreement; including the application for pre-approval of a Taiwan withholding tax exemption for securities lending related income payments under any applicable income tax treaty with Taiwan;

(vi)	Will be subject to the Rules and the FINI regulations;

(vii)	Authorizes State Street’s and/or any other relevant Taiwan Custodian to accept instructions from State Street;

(viii)	Authorizes State Street to provide the above information and repeat the above representations and warranties as required to each Borrower/Counterparty; and

(ix)	Authorizes the reimbursement from its USD Demand Deposit Account to Borrower/Counterparty for any tax paid by the Borrower/Counterparty with respect to the receipt of a stock dividend on Taiwan Securities Loaned from the Fund.

State Street may repeat the above representations and warranties as required to each Borrower/Counterparty.

B.	Unless otherwise directed, State Street will:

(i)	report the gross amounts of any fees received from Borrower/Counterparties with respect to Loans of Taiwan Securities (“Lending Fees”) and any fees paid to State Street as remuneration for its services (“Agency Fees”) and any other information required by Fund’s TFA to the Fund’s Taiwan Custodian, which will then provide the information to the Fund’s TFA; and

(ii)	deduct from the Fund’s portion of the Lending Fee the USD equivalent, or such other currency as agreed by the parties, of any applicable Taiwan tax due and wire such amount to the Fund’s Taiwan Custodian for payment to the Taiwan tax authorities.

C.	State Street will, on behalf of each Fund, instruct:

(i)	Fund’s Taiwan Custodian to deduct the appropriate taxes from the Lending Fees and pay these and any other tax obligations to the appropriate tax authority;

(ii)	Fund’s TFA to verify the amount and file the appropriate Taiwan taxation return;

(iii)	Fund’s TFA via the Fund’s Taiwan Custodian of all Manufactured Payments with instructions to pay any further tax required or apply for any applicable refund; and

(iv)	reimbursement of the Borrower/Counterparty in cash for the amount of any withholding tax shown as paid by the Borrower/Counterparty on the relevant Withholding Tax Statement, with respect to a stock dividend distributed by a Taiwan issuer to the Borrower/Counterparty.

6.	MISCELLANEOUS

Except to the extent specifically amended by this Letter Agreement, the provisions of the Agreement shall remain unmodified, and the Agreement is ratified and affirmed as being in full force and effect. This Letter Agreement, the Agreement and the other documents and certificates referred to in the Agreement constitute the entire understanding of the parties with respect to the subject matter thereof and supersede all prior and current understandings and agreements, whether written or oral. To the extent of any inconsistency between the Agreement and this Letter Agreement, the terms of this Letter Agreement shall prevail. This Amendment shall be construed in accordance with the laws of the State of New York.

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IN WITNESS WHEREOF, the Parties hereto execute this Letter Agreement by affixing their signatures below.

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Gino L. Timperio
Title:	Senior Managing Director
Date:	March 7, 2014

Accepted and agreed by:

WISDOMTREE TRUST, on behalf of each of its series as listed in Section 2 of this Letter Agreement, severally and not jointly

By:
Name:	Jonathan Steinberg
Title:	President
Date:	March 5, 2014